SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NEW RELIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NEW RELIC, INC.

188 Spear Street, Suite 1200

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 16, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of New Relic, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, August 16, 2016 at 9:00 a.m. local time at the offices of our outside counsel, Cooley LLP, at 101 California Street, 5th Floor, San Francisco, California 94111 for the following purposes:

1.	To elect the two nominees for director named herein to the Board of Directors to hold office until the 2019 Annual Meeting of Stockholders.

2.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

3.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2017.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the upcoming Annual Meeting is June 21, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, August 16, 2016 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111.

The Annual Report on Form 10-K and the Proxy Statement for the Annual Meeting

are available at http://www.proxyvote.com.

By Order of the Board of Directors

/s/ Robin Schulman

Robin Schulman

Vice President, General Counsel, and Corporate Secretary

San Francisco, California

July 1, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page
PROXY STATEMENT	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS	12

PROPOSAL NO. 2 ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	16

PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT	24

EXECUTIVE COMPENSATION	25

COMPENSATION DISCUSSION AND ANALYSIS	25

COMPENSATION COMMITTEE REPORT	42

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS	43

SUMMARY COMPENSATION TABLE	44

GRANTS OF PLAN-BASED AWARDS	45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	47

OPTIONS EXERCISED AND STOCK VESTED	48

EQUITY COMPENSATION ARRANGEMENTS	49

EMPLOYMENT ARRANGEMENTS	52

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	53

DIRECTOR COMPENSATION	58

EQUITY COMPENSATION PLAN INFORMATION	60

TRANSACTIONS WITH RELATED PERSONS	61

HOUSEHOLDING OF PROXY MATERIALS	62

OTHER MATTERS	62

i

NEW RELIC, INC.

188 Spear Street, Suite 1200

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

August  16, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of New Relic, Inc. (the “Company” or “New Relic”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about July 1, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after July 11, 2016.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, August 16, 2016 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111. For directions, please call the offices of Cooley LLP at (415) 693-2000. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 21, 2016 will be entitled to vote at the meeting. On this record date, there were 50,650,853 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 21, 2016 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 21, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the

Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•	Ratification of selection by the Audit Committee of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2017.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval on the compensation of our named executive officers, you may vote for any one of the following: “One Year,” “Two Years,” or “Three Years,” or you may abstain from voting. For the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 15, 2016 to be counted.

•	To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on August 15, 2016 to be counted.

•	To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from New Relic. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 21, 2016.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 or 2 without your instructions, but may vote your shares on Proposal No. 3 even in the absence of your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, for “One Year” as the preferred frequency of advisory votes to approve the compensation of our named executive officers, and “For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 188 Spear Street, Suite 1200, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 3, 2017 to our Corporate Secretary at 188 Spear Street, Suite 1200, San Francisco, California 94105, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2017 Annual Meeting of Stockholders is held before July 17, 2017 or after September 15, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting of Stockholders.

Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on May 18, 2017 nor earlier than the close of business on April 18, 2017. However, if our 2017 Annual Meeting of Stockholders is not held between July 17, 2017 and September 15, 2017, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chair of the 2017 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2017 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; with respect to the proposal regarding the frequency of stockholder advisory votes on the compensation of our named executive officers, votes for frequencies of every “One Year,” “Two Years,” and “Three Years,” abstentions and broker non-votes; and, with respect to the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes “For,” “Against,” and abstentions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees to serve until the 2019 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	For the advisory vote regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote thereon will be considered the frequency preferred by the stockholders. If you select to “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome. However, because this proposal is an advisory vote, the result will not be binding on our Board or the Company. Our Board and our Compensation Committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

•	To be approved, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2017 must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 50,650,853 shares of common stock outstanding and entitled to vote. Thus, the holders of 25,325,427 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2016, but there are only two nominees for director this year because Peter L.S. Currie, a current member of our Board, will not be standing for re-election at the Annual Meeting. If elected at the Annual Meeting, each of the other two directors in the class whose term of office expires in 2016, Dan Scholnick and James Tolonen, would serve until the 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation, or removal. Following the Annual Meeting, the authorized number of members of our Board will automatically be reduced to eliminate the vacancy left by Mr. Currie’s departure.

The following table sets forth information with respect to our directors, including the two nominees for election at the Annual Meeting, as of June 1, 2016:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY
Class II Directors – Nominees for Election at the Annual Meeting
Dan Scholnick	38	Oct. 2008	General Partner of Trinity Ventures
James Tolonen	67	May 2016	Director of New Relic

Class III Directors – Continuing in Office until the 2017 Annual Meeting of Stockholders
Lewis Cirne	46	Feb. 2008	Founder, Chief Executive Officer, and Director of New Relic
Peter Fenton	43	Feb. 2008	General Partner of Benchmark Capital Partners and Chairman of the Board of Directors of New Relic

Class I Directors – Continuing in Office until the 2018 Annual Meeting of Stockholders
Sohaib Abbasi	59	May 2016	Director of New Relic
Sarah Friar	43	Dec. 2013	Chief Financial Officer of Square, Inc.
Adam Messinger	44	Apr. 2014	Chief Technology Officer of Twitter, Inc.

Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. Messrs. Cirne, Fenton, and Scholnick were initially appointed to the Board pursuant to the provisions of a voting agreement entered into by certain of our stockholders – including Mr. Cirne and entities affiliated with Benchmark Capital Partners and Trinity Ventures – which terminated upon the completion of our initial public offering. Each of the other members of the Board were initially appointed to the Board by the then-current members of the Board.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named in this proxy statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below also include information regarding the specific experience, qualifications, attributes, or skills of each nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

Dan Scholnick has served as a member of our Board since October 2008. Mr. Scholnick served as an Associate at Trinity Ventures, a venture capital firm, since September 2007, and has served as General Partner since 2010. Prior to that, he worked at SVB Capital, the venture capital investment arm of SVB Financial Group, from 2004 to 2005, and founded Flurry, Inc., a mobile analytics software company, in 2005. Mr. Scholnick holds an A.B. in Computer Science from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Scholnick is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

James Tolonen has served as a member of our Board since May 2016. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, where he also served as a member of the board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen currently serves on the boards of directors of Imperva, Inc. and MobileIron, Inc. Mr. Tolonen previously served on the boards of directors of Blue Coat Systems, Inc. and Taleo Corporation. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from University of Michigan. We believe Mr. Tolonen is qualified to serve as a member of our Board because of his background in accounting, his extensive experience as chief financial officer for a number of publicly-held companies, including at several software companies, as well as his involvement on numerous audit committees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Lewis Cirne founded our company and has served as our Chief Executive Officer since February 2008 and as a member of our Board since February 2008. From 1998 to 2001, Mr. Cirne was founder and Chief Executive Officer, and from 2001 to 2006, he was Chief Technology Officer, of Wily Technology, Inc. Prior to Wily Technology, Inc., Mr. Cirne held engineering positions at Apple Inc. and Hummingbird Ltd. Mr. Cirne holds an A.B. in Computer Science from Dartmouth College. We believe that Mr. Cirne is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As our founder and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Peter Fenton has served as a member of our Board since February 2008 and has served as our Chairman since November 2008. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., Twitter, Inc., Zendesk, Inc., Hortonworks Inc., and a number of privately-held companies. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. We believe Mr. Fenton is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Sohaib Abbasi has served as a member of our Board since May 2016. From 2004 to August 2015, Mr. Abbasi served as the Chief Executive Officer of Informatica Corporation, a data integration company, where he also served as Chairman and a member of the board of directors from 2004 to December 2015. From 1982 to 2003, Mr. Abbasi served in various roles at Oracle Corporation, most recently as a member of Oracle’s executive committee and as senior vice president of two divisions, Oracle Tools/Middleware/BI Products and Oracle Education Services. Mr. Abbasi currently serves on the board of directors of Red Hat, Inc. Mr. Abbasi holds both a B.S. and M.S. in Computer Science from the University of Illinois at Urbana-Champaign. We believe Mr. Abbasi is qualified to serve as a member of our Board because of his extensive experience as an executive in the software industry.

Sarah Friar has served as a member of our Board since December 2013. Since July 2012, Ms. Friar has served as the Chief Financial Officer of Square, Inc., a provider of commerce solutions, including payment processing and point-of-sale systems for businesses and mobile payment offerings for consumers. From April 2011 to July 2012, she served as the Senior Vice President of Finance & Strategy at salesforce.com, inc. From July 2000 to April 2011, Ms. Friar served in various positions at The Goldman Sachs Group, Inc., an investment banking company, including as a Managing Director in the Equity Research Division. Ms. Friar also served as a member of the board of directors of Model N, Inc. from September 2012 until May 2015. Ms. Friar holds a M.Eng. in Metallurgy, Economics, and Management from the University of Oxford and an M.B.A. from the Stanford Graduate School of Business. We believe Ms. Friar is qualified to serve as a member of our Board because of her strong financial and operational expertise and her knowledge of technology companies.

Adam Messinger has served as a member of our Board since April 2014. Since March 2013, Mr. Messinger has served as the Chief Technology Officer of Twitter, Inc., an online social media company, where he previously served as Vice President of Application Development from April 2012 to March 2013, and Vice President of Platform Development from November 2011 to April 2012. Prior to that, Mr. Messinger was Vice President of Development at Oracle Corporation, a computer technology company, from January 2008 to November 2011. Mr. Messinger holds a B.S. in Physics and Computer Science from Willamette University and an M.S. in Management from Stanford University. We believe Mr. Messinger is qualified to serve as a member of our Board because of his extensive experience in the software development industry, both as a developer of tools for other developers and of large online services and as an executive at a variety of software development organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board has determined that, other than Messrs. Cirne and Abbasi, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The Board has an independent Chairman, Mr. Fenton, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member at the time of such meetings. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2016, the Company’s independent, non-management directors met three times in regularly scheduled executive sessions at which only independent, non-management directors were present. Mr. Fenton, the Chairman of our Board, presided over the executive sessions.

Under our Corporate Governance Guidelines, directors are expected to attend each Annual Meeting of Stockholders. Three directors attended the 2015 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at http://ir.newrelic.com. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at http://ir.newrelic.com.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to all officers, directors, and employees, in order to maintain the highest standards of business conduct and ethics. The Code of Conduct is available on the Company’s website at http://ir.newrelic.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

In June 2014, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at http://ir.newrelic.com.

Insider Trading Policies; Hedging and Pledging Prohibitions

Our insider trading policy prohibits our employees and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended March 31, 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Sohaib Abbasi
Lewis Cirne
Peter L.S. Currie	X*(1)	X
Peter Fenton		X*
Sarah Friar	X
Adam Messinger			X
Dan Scholnick	X		X*
James Tolonen	X(2)

Total meetings in fiscal year:	7	4	2

*	Committee Chairperson
(1)	Mr. Currie’s term as a director will expire at the conclusion of the Annual Meeting.
(2)	Mr. Tolonen was appointed as a member of our Audit Committee effective May 3, 2016 and as the chair of our Audit Committee effective upon Mr. Currie’s departure following the Annual Meeting.

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The Board has adopted a written charter for each of the committees below that is available to stockholders on the Company’s website at http://ir.newrelic.com.

Audit Committee

Our Audit Committee consists of Peter L.S. Currie, Dan Scholnick, Sarah Friar, and James Tolonen, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The current chair of our Audit Committee is Mr. Currie; however, the Board has appointed Mr. Tolonen as the chair of our Audit Committee effective upon Mr. Currie’s departure following the Annual Meeting. Our Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Compensation Committee

Our Compensation Committee consists of Peter Fenton and Peter Currie, each of whom our Board has determined to be “independent” under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The chair of our Compensation Committee is Mr. Fenton. The primary functions of this committee include:

•	determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the adoption, modification, or termination of such plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

The Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the various factors prescribed by the SEC and NYSE that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

In January 2014, the Board engaged Compensia, Inc. (“Compensia”) as its compensation consultant to serve the Compensation Committee once it was formed. In June 2016, the Compensation Committee, taking into account the various factors prescribed by the SEC and NYSE described above, reaffirmed the independence of Compensia as a compensation advisor. A description of the services provided by Compensia is included in “Executive Compensation – Compensation Discussion and Analysis – Governance of Executive Management Program” below.

Historically, the Compensation Committee has determined bonus awards and established new performance objectives for our compensation plans and arrangements at one or more meetings held during the first quarter of the fiscal year and has made significant adjustments to the design of our annual compensation and equity awards periodically, as events warrant. The Compensation Committee also considers matters related to individual compensation, high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans, or approaches to compensation, periodically throughout the year. Our executive officers may attend meetings of the Compensation Committee to present information and answer questions or make recommendations to the Compensation Committee regarding compensation for officers other than for themselves. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate. The Compensation Committee does not currently delegate any of its functions to others in determining or recommending executive or director compensation.

For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Compensia in determining and recommending executive compensation, see “Executive Compensation – Compensation Discussion and Analysis – Governance of Executive Compensation Program” below.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Fenton and Currie. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Adam Messinger and Dan Scholnick, each of whom our Board has determined to be independent under the NYSE listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Scholnick. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and recommending to our Board any amendments to our corporate governance principles; and

•	reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

PROPOSAL NO. 2

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to our stockholders every “One Year.”

The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies, and disclosures. However, stockholders should note that because the advisory vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s Annual Meeting of Stockholders. We believe that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters, including, starting with our first Annual Meeting of Stockholders, when we began to provide stockholders with the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm.

Accordingly, the Board is asking our stockholders to indicate their preferred voting frequency by voting for every one year, two years, or three years or abstaining from voting on this proposal. While the Board believes that its recommendation is appropriate at this time, our stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our compensation practices for our named executive officers should be held every one year, two years, or three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EVERY “ONE YEAR” FOR PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended March 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2016 and March 31, 2015, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Fees(1)	$1,235	$1,336
Audit-related Fees(2)	30	10
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,265	$1,346

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended March 31, 2015, including comfort letters, consents, and review of documents filed with the SEC.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for professional services provided in connection with our Registration Statement on Form S-8 and due diligence provided in connection with an acquisition in fiscal 2016.

All fees described above were pre-approved by the Board or the Audit Committee.

In connection with the audit of our fiscal 2016 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has the authority to pre-approve audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The committee can pre-approve, among other things, specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Peter L.S. Currie

Sarah Friar

Dan Scholnick

James Tolonen

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2016, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 50,390,232 shares of our common stock outstanding as of June 1, 2016. Common stock subject to stock options currently exercisable or exercisable within 60 days of June 1, 2016 or underlying restricted stock unit (“RSU”) awards scheduled to vest within 60 days of June 1, 2016 is deemed to be outstanding for computing the percentage ownership of the person holding these options and RSU awards and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105.

Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Lewis Cirne(1)	10,895,445	21.5%
Hilarie Koplow-McAdams(2)	405,105	*
Mark Sachleben(3)	1,204,464	2.4%
James Gochee(4)	543,362	1.1%
Robin Schulman(5)	12,167	*
Sohaib Abbasi	—	—
Peter L.S. Currie(6)	100,000	*
Peter Fenton(7)	6,574,319	13.0%
Sarah Friar(8)	74,270	*
Adam Messinger(9)	40,000	*
Dan Scholnick(10)	4,194,987	8.3%
James Tolonen	—	—
All executive officers and directors as a group (12 persons)(11):	24,044,119	46.6%
Former Executive Officer:
Chris Cook(12)	953,434	1.9%
5% Stockholders:
Benchmark Capital Partners VI, L.P.(13)	6,468,402	12.8%
FMR LLC(14)	5,666,660	11.2%
Entities affiliated with Trinity Ventures(15)	4,187,803	8.3%
T. Rowe Price Associates, Inc.(16)	5,120,229	10.2%
Matrix Capital Management Company LP(17)	3,248,100	6.4%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)	Consists of 250,000 shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust, 8,375,695 shares held by Lewis Cirne and his spouse, as Trustees of the Cirne Family Revocable Trust UAD March 20, 2012, 1,948,000 held by the Beloved in Christ Foundation at which he is an officer and may be deemed to hold voting and dispositive power over the shares, and 321,750 shares of common stock issuable pursuant to a stock option exercisable within 60 days of June 1, 2016.
(2)	Consists of 1,260 shares of common stock held by Ms. Koplow-McAdams, 403,610 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016, and 235 shares of common stock issuable pursuant to RSU awards vesting within 60 days after June 1, 2016.
(3)	Consists of 914,291 shares held by trusts for which Mr. Sachleben and his spouse are the trustees, 287,970 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016, and 2,203 shares of common stock issuable pursuant to RSU awards vesting within 60 days after June 1, 2016.
(4)	Consists of 409,617 shares of common stock held by Mr. Gochee, 132,916 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016, and 829 shares of common stock issuable pursuant to RSU awards vesting within 60 days after June 1, 2016.
(5)	Consists of 11,642 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016 and 525 shares of common stock issuable pursuant to RSU awards vesting within 60 days after June 1, 2016.
(6)	Consists of 100,000 shares of common stock held by Mr. Currie, of which 18,750 shares would be subject to repurchase by us as of 60 days after June 1, 2016.
(7)	Consists of 105,917 shares of common stock held by Mr. Fenton as Trustee of the Fenton Family Trust UA November 7, 2007 and 6,468,402 shares held by Benchmark Capital Partners VI, L.P. as set forth in footnote 13 below.
(8)	Consists of 74,270 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016.
(9)	Consists of 40,000 shares of common stock held by Mr. Messinger, of which 17,500 shares would be subject to repurchase by us as of 60 days after June 1, 2016.
(10)	Consists of 7,184 shares of common stock held by Mr. Scholnick and 4,187,803 shares held by entities affiliated with Trinity Ventures as set forth in footnote 15 below.
(11)	Consists of (i) 22,808,169 shares of common stock, of which 36,250 shares would be subject to repurchase by us as of 60 days after June 1, 2016, (ii) 1,232,158 shares of common stock issuable pursuant to options exercisable within 60 days after June 1, 2016, and (iii) 3,792 shares of common stock issuable pursuant to RSU awards vesting within 60 days after June 1, 2016.
(12)	Consists of 27,932 shares of common stock held by Mr. Cook and 925,502 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 1, 2016.
(13)	Consists of 6,468,402 shares held directly by Benchmark Capital Partners VI, L.P. for itself and as nominee for Benchmark Founders’ Fund VI, L.P., Benchmark Founders’ Fund VI-B, L.P., Benchmark Capital Management Co. VI, L.L.C. and related individuals. Benchmark Capital Management Co. VI, L.L.C. is the general partner of each of Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. Mr. Fenton, a member of our Board, Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of Benchmark Capital Management Co. VI, L.L.C. and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P. The address for each of these entities is 2965 Woodside Road, Woodside, California 94062.
(14)

This information is based on a Schedule 13G/A filed with the SEC on February 10, 2016. According to the Schedule 13G/A, FMR LLC has the sole power to vote or direct the vote of 232,758 shares of common stock and the sole power to dispose or direct the disposition of 5,666,660 shares of common stock, and Abigail P. Johnson has the sole power to dispose or direct the disposition of 5,666,660 shares of common stock. FMR LLC is acting as a parent holding company for a number of its relevant entities that beneficially own the shares being reported, including Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company), Fidelity Management & Research (Hong Kong) Limited and FMR Co., Inc., which is reported as beneficially owning 5% or more of our shares. Ms. Johnson is a Director, the Vice Chairman, the Chief Executive Officer, and the President of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for this entity is 245 Summer Street, Boston, Massachusetts 02210.
(15)	Consists of 4,075,677 shares held by Trinity Ventures IX, L.P., 63,738 shares held by Trinity IX Entrepreneurs’ Fund, L.P., and 48,388 shares held by Trinity IX Side-By-Side Fund, L.P. Mr. Scholnick, a member of our Board, is a Management Member of Trinity TVL IX, L.L.C. (“Trinity TVL IX”), whose Management Members also include Lawrence K. Orr, Noel J. Fenton, Fred Wang, Augustus O. Tai, Ajay Chopra, and Patricia E. Nakache (together with Mr. Scholnick, the “Trinity Members”). Trinity TVL IX is the general partner of each of these entities and, therefore, Trinity TVL IX and the Trinity Members may be deemed to share voting and dispositive power with respect to the shares held by Trinity Ventures IX, L.P., Trinity IX Entrepreneurs’ Fund, L.P., and Trinity IX Side-By-Side Fund, L.P. The address for each of these entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(16)	This information is based on a Schedule 13G/A filed with the SEC on May 10, 2016. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote of 1,092,891 shares of common stock and the sole power to dispose or direct the disposition of 5,120,229 shares of common stock. The address of this entity is 100 E. Pratt Street, Baltimore, Maryland 21202.
(17)	This information is based on a Schedule 13G filed with the SEC on February 16, 2016. According to the Schedule 13G, Matrix Capital Management Company LP has the sole power to vote or direct the vote of and dispose or direct the disposition of 3,248,100 shares of common stock, Matrix Capital Management Master Fund, LP has the sole power to vote or direct the vote of and dispose or direct the disposition of 3,200,712 shares of common stock, and David E. Goel has the sole power to vote or direct the vote of and dispose or direct the disposition of 3,248,100 shares of common stock. Matrix Capital Management Company LP, in its capacity as an investment adviser, has the sole right to vote and dispose of the common stock. Matrix Capital Management Company LP is the investment adviser to Matrix Capital Management Master Fund LP and other pooled vehicles. David E. Goel is the Managing General Partner of Matrix Capital Management Company LP. The address for each of Matrix Capital Management Company LP and Mr. Goel is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. The address for Matrix Capital Management Master Fund LP is c/o Codan Trust Company (Cayman) Ltd., Hutchins Drive, Cricket Square, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table sets forth certain information with respect to our executive officers as of June 1, 2016. Biographical information with regard to Mr. Cirne is presented under “Proposal No. 1 – Election of Directors” in this proxy statement.

Name	Age	Position(s)
Lewis Cirne	46	Founder, Chief Executive Officer, and Director
Hilarie Koplow-McAdams	52	President
Mark Sachleben	51	Chief Financial Officer
James Gochee	46	Chief Product Officer
Robin Schulman	43	Vice President, General Counsel, and Corporate Secretary

Hilarie Koplow-McAdams has been our President since October 2015. Ms. Koplow-McAdams previously served as our Chief Revenue Officer from December 2013 to September 2015. From April 2013 to November 2013, Ms. Koplow-McAdams served as President of Global Sales at salesforce.com, inc., a software company. Ms. Koplow-McAdams also held a variety of other positions at salesforce.com, including President of the Commercial and SMB unit from February 2012 to April 2013, Executive Vice President of Worldwide Sales from May 2010 to February 2012, and Executive Vice President of Global Corporate Sales from May 2008 to May 2010. From 2006 to 2008, Ms. Koplow-McAdams served as Vice President of Direct Sales at Intuit Inc., a software company. In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation, a computer technology company. Her last position held was Senior Vice President of Oracle Direct. Ms. Koplow-McAdams holds a B.A. in Sociology from Mills College and a Masters of Arts in Public Policy from the University of Chicago.

Mark Sachleben has served as our Chief Financial Officer since April 2008. From December 1999 to March 2006, Mr. Sachleben served as Vice President of Finance at Wily Technology, Inc., an application performance company. Mr. Sachleben holds an M.B.A. from Stanford University and an A.B. in Engineering Science and B.S. in Fluid and Mechanical Engineering from Dartmouth College.

James Gochee has served as our Chief Product Officer since August 2015. Mr. Gochee served as our Senior Vice President of Product Strategy and Chief Technology Officer from July 2014 to August 2015, our Senior Vice President of Product from January 2011 to July 2014, and our Vice President of Engineering from May 2008 to January 2011. From October 2007 to April 2008, Mr. Gochee was the Lead Architect for Introscope at Wily Technology, Inc., an application performance company. Mr. Gochee also served as Chief Technology Officer of FoodUSA.com, an internet-based trading system for the wholesale food industry, from 1999 to 2000. Mr. Gochee holds an A.B. in Computer Science from Dartmouth College.

Robin J. Schulman has served as our Vice President, General Counsel, and Corporate Secretary since December 2013. Prior to that, Ms. Schulman was Legal Counsel for Adobe Systems Incorporated, a computer software company, from May 2010 to December 2013. Ms. Schulman was an associate at Fenwick & West LLP, a law firm, from October 2006 to April 2010. Ms. Schulman holds a B.F.A. in dramatic writing from New York University and a J.D. from Rutgers School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, describes the material elements of our executive compensation program during fiscal 2016, and analyzes how and why the Compensation Committee arrived at the compensation decisions for our named executive officers for fiscal 2016 (the “Named Executive Officers”), including the key factors that the Compensation Committee considered in determining the compensation of our Named Executive Officers. Our Named Executive Officers for fiscal 2016 were:

•	Lewis Cirne, our Chief Executive Officer (our “CEO”);

•	Hilarie Koplow-McAdams, our President;

•	Mark Sachleben, our Chief Financial Officer;

•	James Gochee, our Chief Product Officer;

•	Robin Schulman, our Vice President, General Counsel, and Corporate Secretary; and

•	Chris Cook, our former President and Chief Operating Officer.

Management Changes in Fiscal 2016

Mr. Cook resigned from his position as our President effective October 1, 2015 and from his position as our Chief Operating Officer effective January 4, 2016. Ms. Koplow-McAdams was promoted from our Chief Revenue Officer to our President effective October 1, 2015. In August 2015, Mr. Gochee was promoted from our Senior Vice President of Product Strategy and Chief Technology Officer to the newly-created position of Chief Product Officer of the Company.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

The market for our products is increasingly competitive and subject to rapidly changing technology and evolving standards, and we expect competition among companies in our market to continue to increase. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products to stay ahead of customer needs and challenges.

Our ability to compete and succeed is directly correlated to our ability to recruit, incentivize, and retain a skilled team of technical, sales, marketing, operations, and other business professionals, while facing intense competition both within the software industry and from other technology companies for highly-qualified executives. Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts, incentivizes, retains, and rewards talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

The key elements of our compensation philosophy include the following:

•	Pay for Performance – Our executive compensation program is heavily weighted towards “at risk” and performance-based compensation.

•	Fair, Flexible, and Results-Oriented – We design our compensation structure to reward results and to provide parity and consistency within functions.

•	Ownership Culture – We believe that ownership of our common stock by our executive officers is a critical retention tool, and the use of equity awards to deliver long-term incentive compensation opportunities emphasizes long-term results and aligns the interests of our executive officers and our stockholders.

Program Design

Our executive compensation program is designed to reflect our compensation philosophy and currently consists of three components: a base salary, an annual cash bonus opportunity, and long-term incentive compensation opportunities delivered in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. As a result, a significant portion of our executive officers’ target total direct compensation opportunities are at risk and dependent upon our performance or an increase in the market price of our common stock.

To reward results and to provide parity and consistency within functions, our executive officers participate in the same annual cash bonus plan as our other employees and are eligible to receive cash bonuses if our pre-established quarterly corporate financial and operational performance objectives are achieved. The Compensation Committee believes that such annual bonus opportunities appropriately reward our executive officers for delivering financial and operational results that meet or exceed pre-established goals for each fiscal year.

Our executive compensation program is also heavily weighted towards long-term incentive compensation in the form of equity awards. The Compensation Committee believes that compensation in the form of equity awards enables us to closely align the decision-making of our executive officers with the long-term interests of our stockholders by driving achievement of our financial and strategic goals. To ensure that we remain faithful to our compensation philosophy, from time to time the Compensation Committee intends to evaluate the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

As our needs evolve, the Compensation Committee intends to continue to evaluate our compensation philosophy, policies, and practices as circumstances require.

Fiscal 2016 Executive Compensation Program Overview

Fiscal 2016 Business Highlights

Fiscal 2016 was a strong year for the Company, as we continued to execute on our vision to be the first, best place for companies of all sizes to understand their digital business. From a financial perspective, we increased our revenue to $181.3 million, which was a 64% increase compared to fiscal 2015. Also, for the first time ever, we achieved positive cash from operations for the full fiscal year.

Meanwhile, we made significant progress against the two priorities we established coming into fiscal 2016, which were to continue to execute on our multi-product software analytics vision, and to drive further success with enterprise customers, while extending our leadership position with small and medium sized customers. From the perspective of developing our multi-product software analytics platform, we have seen very strong customer demand evidenced by the fact that all five of our paid products had record quarters to close out fiscal 2016. And, as of the end of fiscal 2016, we were able to increase the number of our customers that pay for more than one product to 25%, which is our greatest percentage to date. From the perspective of driving further success with enterprise customers, as of the end of fiscal 2016, our enterprise customers constituted more than 40% of our recurring revenue base. At the same time, fiscal 2016 also saw us repeatedly set and exceed our previous records for largest transaction size amongst our small and medium size business customers.

Fiscal 2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for fiscal 2016:

•	Base Salaries – With the exception of Mr. Gochee and Ms. Schulman, their annual base salaries were maintained at their fiscal 2015 levels, including the annual base salary of our CEO, which was maintained at $300,000.

•	Cash Bonuses – Their cash bonuses ranged from 75% to 122% of their target annual cash bonus opportunities, including an aggregate cash bonus of $185,423 for our CEO.

•	Long-Term Incentive Compensation – With the exception of our CEO, who did not receive any long-term incentive compensation award, they were granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common, in aggregate amounts ranging from $650,815 to $1,535,417. In addition, in connection with his appointment as our Chief Product Officer, Mr. Gochee was granted an option to purchase shares of our common stock and an RSU award that may be settled for shares of our common in the aggregate amount of $315,098.

Executive Compensation Policies and Practices

During fiscal 2016, we either adopted or maintained the following executive compensation policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

•	Independent Compensation Committee. The Compensation Committee continues to be comprised solely of independent directors.

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist it in carrying out its responsibilities in fiscal 2016. This consultant performed no other services for us during fiscal 2016.

•	Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•	Executive Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on the Company’s performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

•	No Pension or Nonqualified Deferred Compensation Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.

•	No Significant Perquisites. We do not provide significant perquisites or other personal benefits to our executive officers.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits (other than in the case of the initial option to purchase shares of our common stock granted to Ms. Koplow-McAdams) are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid).

•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•	Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our securities, pledging our securities as collateral for loans, or holding our securities in margin accounts.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including the Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving the compensation policies, practices, and plans applicable to our executive officers, determining the compensation of our CEO and other executive officers, determining and overseeing the process of evaluating our CEO’s performance, and overseeing the preparation of, reviewing, and approving this Compensation Discussion and Analysis.

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each fiscal quarter, the Compensation Committee reviews our financial and operational performance and the corresponding projected payments under the annual bonus plan and the equity awards previously granted to our executive officers.

When selecting and setting the amount of each compensation element, the Compensation Committee generally considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executive officers at companies in our compensation peer group;

•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our financial performance relative to our compensation and performance peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

In addition, in determining the amount of long-term incentive compensation for our executive officers as part of its annual compensation review, the Compensation Committee also considers the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. The management team assists the Compensation Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers, other than our CEO. In setting the compensation of our CEO, he recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In fiscal 2016, the Compensation Committee again retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the Compensation Committee.

During fiscal 2016, Compensia attended the meetings of the Compensation Committee (both with and without management present) and provided the following services:

•	consulting with the Compensation Committee chair and other members between Compensation Committee meetings;

•	providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executive officers;

•	review and analysis of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	review of market equity compensation practices, including burn rate and overhang;

•	providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors; and

•	evaluating how the post-employment compensation arrangements for our executive officer positions compare to how the companies in our compensation peer group address such arrangements for their executive officers and advising on the design of severance and change-in-control agreements.

In fiscal 2016, Compensia provided no services to us other than the consulting services to the Compensation Committee.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In February 2015, the Compensation Committee, with the assistance of its compensation consultant, developed, and approved the following compensation peer group for purposes of understanding the competitive market:

Benefitfocus	Mobileiron
Callidus Software	Proofpoint
ChannelAdvisor	Qualys
Cvent	Tableau Software
Demandware	Textura
Imperva	TubeMogul
LogMeIn	Varonis Systems
Marketo	Zendesk

The companies in this compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:

•	similar revenue size – ~0.5x to ~2.0x our estimated annual revenue of $110 million;

•	similar market capitalization – ~0.3x to ~3.0x our market capitalization of $1.67 billion;

•	similar business model and/or product – software-as-a-service business model and/or business intelligence or data analytics products;

•	a market capitalization multiple of revenue greater than 5x;

•	annual revenue growth greater than 20%;

•	an initial public offering of equity securities during 2010 or later; and

•	a business-to-business model.

This compensation peer group was used by the Compensation Committee during fiscal 2016 as a reference for understanding the compensation practices of companies in our industry sector.

To analyze the compensation practices of the companies in our compensation peer group, the Compensation Committee’s compensation consultant gathered data from public filings (primarily proxy statements) and also uses information drawn from the Radford’s Global Technology Survey & Global Sales Survey. This market data is then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

During fiscal 2016, the principal elements of our compensation program for our executive officers, including the Named Executive Officers, consisted of base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity delivered in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. We also offer our executive officers severance benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company. In addition, the Named Executive Officers, other than our CEO due to his substantial existing equity ownership in the Company, are eligible to participate in our 2014 Employee Stock Purchase Plan (“ESPP”), as described below, and all of our Named Executive Officers are eligible to receive the other benefits generally available to all employees, which include being eligible to participate in our 401(k) plan. Each compensation element is evaluated based on the factors discussed below.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We provide base salaries to our executive officers to compensate them for their daily services rendered during the year and to provide them with a level of stable fixed compensation.

Generally, the initial base salary of an executive officer is established through an arm’s-length negotiation with us at the time we hire the executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our existing executive officers in establishing such initial base salary. The Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In April 2015, in connection with its annual review of our executive compensation program, the Compensation Committee evaluated the base salaries of our executive officers, including the Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above in “Governance of Executive Compensation Program.” Following this review, the Compensation Committee determined to maintain the base salaries of Mr. Cirne, Ms. Koplow-McAdams, Mr. Sachleben, and Mr. Cook at their fiscal 2015 levels but elected to increase the base salary of Mr. Gochee from $260,000 to $278,000 (a 6.9% increase) and the base salary of Ms. Schulman from $250,000 to $260,000 (a 4.0% increase).

In connection with his appointment as our Chief Product Officer in August 2015, the Compensation Committee increased the annual base salary of Mr. Gochee again from $278,000 to $290,000 (a 4.3% increase). The amount of this increase was determined by the Compensation Committee after taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendation of our CEO, and the other factors described above in “Governance of Executive Compensation Program.”

The base salaries of the Named Executive Officers for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Percentage Adjustment
Mr. Cirne	$300,000	$300,000	—
Ms. Koplow-McAdams	$300,000	$300,000	—
Mr. Sachleben	$300,000	$300,000	—
Mr. Gochee	$260,000	$278,000 through August 6, 2015; $290,000 on and following August 7, 2015	11.5	%(1)
Ms. Schulman	$250,000	$260,000	4.0%
Mr. Cook	$300,000	$300,000	—

(1)	Reflects percentage adjustment from $260,000 to $290,000.

The actual salary amounts earned by the Named Executive Officers for fiscal 2016 are reflected in the Fiscal 2016 Summary Compensation Table below.

Annual Cash Bonus Opportunity

We seek to have a significant portion of the compensation of our executive officers, including the Named Executive Officers, tied to performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of our corporate performance objectives and to reward those individuals who significantly impact our corporate results.

In April 2015, the Compensation Committee approved an incentive bonus plan, which provided an opportunity for our executive officers, including the Named Executive Officers, and other key employees to earn quarterly cash bonuses based on our ability to achieve corporate performance objectives consistent with our annual operating plan (the “Fiscal 2016 Bonus Opportunity”). At that time, the Compensation Committee also approved the corporate performance objectives and the formula for bonus payments under the Fiscal 2016 Bonus Opportunity.

Target Annual Cash Bonus Opportunities

In April 2015, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including the Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above in “Governance of Executive Compensation Program.” Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s base salary.

Following this review, the Compensation Committee adjusted the target annual cash bonus opportunities of certain of our executive officers to maintain the competitiveness of these amounts by increasing their target annual cash bonus opportunities from their fiscal 2015 levels. Ms. Koplow-McAdams’ target annual cash bonus opportunity increased from 67% to 100%, Mr. Sachleben’s target annual cash bonus opportunity increased from 34% to 50%, Ms. Schulman’s target annual cash bonus opportunity increased from 20% to 25%, and Mr. Cook’s target annual cash bonus opportunity increased from 50% to 60%. Mr. Cirne’s target annual cash bonus opportunity did not increase because the Compensation Committee believed that a change in his target annual cash bonus opportunity was unnecessary to appropriately incentivize him given the option grant he received in the previous fiscal year, a substantial portion of which remained subject to vesting, as well as in light of his substantial existing equity ownership in the Company. The Compensation Committee made the decision to significantly increase Ms. Koplow-McAdams’ target annual cash bonus opportunity given the scope of her current and anticipated responsibilities and her history of contributions to our Company, and to bring her total compensation in line with that of similarly positioned executive officers at the companies in the compensation peer group.

In connection with his appointment as our Chief Product Officer in August 2015, the Compensation Committee increased the target annual cash bonus opportunity of Mr. Gochee from 30% to 40% of his annual base salary. The amount of this increase was determined by the Compensation Committee after taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendation of our CEO, and the other factors described above in “Governance of Executive Compensation Program.”

The target annual cash bonus opportunities of the Named Executive Officers for purposes of the Fiscal 2016 Bonus Opportunity were as follows:

Named Executive Officer	Fiscal 2015 Target Annual Cash Bonus Opportunity	Fiscal 2016 Target Annual Cash Bonus Opportunity	Fiscal 2016 Target Annual Cash Bonus Opportunity
Mr. Cirne	67%	67%	$201,000
Ms. Koplow-McAdams	67%	100%	$300,000
Mr. Sachleben	34%	50%	$150,000
Mr. Gochee	30%	30% through August 6, 2015; 40% on and following August 7, 2015	$105,133
Ms. Schulman	20%	25%	$65,000
Mr. Cook	50%	60%	$180,000

Corporate Performance Objectives and Bonus Formula

In April 2015, the Compensation Committee, after receiving input from our CEO, selected annual recurring revenue (“ARR”), adjusted operating income, and average monthly downgrade rate as the corporate performance measures for purposes of determining potential bonus payouts under the Fiscal 2016 Bonus Opportunity. The Compensation Committee believed that these were appropriate corporate performance measures to use because, in its view, they continued to be clear indicators of our successful operation of our business. For purposes of these potential bonus payouts:

•	“ARR,” which was based on our net incremental annual recurring revenue, is calculated on a quarter-to-quarter basis to measure our sales growth. For this purpose, we define ARR as the revenue we would contractually expect to receive from those customers over the following 12 months, without any increase or reduction in any of their subscriptions.

•	“Adjusted operating income,” which was calculated as our GAAP operating income adjusted for non-cash compensation charges, certain litigation-related expenses, and other extraordinary items as determined by our management, is a profitability measure that is used by the analysts who follow our Company and that we disclose quarterly.

•	“Average monthly downgrade rate,” which is the average of the total downgrade rates for each month in a fiscal quarter as a percentage of ARR as of the beginning of month, is a measure that impacts our financial results and serves as an indicator of the overall level of satisfaction and commitment of our customers.

For each of these performance measures, the Compensation Committee established a target achievement level and payment schedule for each fiscal quarter, as well as the target weighting for each measure, as follows:

•	For ARR (65% weighting), payments were to be based on our actual ARR for a quarter as measured against our ARR target level for the quarter, raised to the 1.5 power.

•	For adjusted operating income (20% weighting), payments were to be based on a sliding scale where no payment would be made if our adjusted operating income was less than 85% of the target performance level, the full portion of the target annual cash bonus opportunity allocated to this measure would be earned if our adjusted operating income was 100% to 105% of the target performance level, and up to 150% of the target annual cash bonus opportunity allocated to this measure would be earned if our adjusted operating income was greater than 105% of the target performance level.

•	For average monthly downgrade rate (15% weighting), payments were to be based on our actual downgrade rate for a quarter as measured against our downgrade rate target level for the quarter, raised to the 1.5 power.

The target levels established for each of these performance measures were intended to require significant effort on the part of our executive officers and, therefore, were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments. The aggregate target levels for these performance measures represented a significant increase from fiscal 2015.

Using these aggregate target levels, the Compensation Committee established quarterly target levels for each corporate performance measure that were consistent with our past experience, our existing new business pipeline, and its understanding of our current business environment.

The amount that each executive officer, including our Named Executive Officers, was eligible to actually earn was based on our actual achievement with respect to each of these performance measures. The actual amount of the quarterly bonuses awarded to each executive officer for fiscal 2016 could have been more or less than his or her target annual cash bonus opportunity depending on whether and what extent we achieved our corporate objectives. In addition, the Compensation Committee retains the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any year, and the amount of any such bonus, is within the discretion of the Compensation Committee.

Fiscal 2016 Bonus Decisions

Our actual performance against the relevant target level for each corporate performance measure for each fiscal quarter, as well as the determination of the amount to be received by each executive officer, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonus) and subject to the discretion of the Compensation Committee to adjust any payment based on corporate financial or other considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid to the Named Executive Officers in fiscal 2016.

The following table provides information regarding the quarterly bonus awards earned by the Named Executive Officers during fiscal 2016:

Named Executive Officer	Performance Period	Target Quarterly Bonus		Target Performance Level Achievement	Actual Quarterly Bonus
Mr. Cirne	First Quarter	$50,250		122%	$61,305
	Second Quarter	$50,250		88%	$44,220
	Third Quarter	$50,250		84%	$42,210
	Fourth Quarter	$50,250		75%	$37,688
	Total 2016	$201,000			$185,423

Ms. Koplow-McAdams	First Quarter	$75,000		122%	$91,500
	Second Quarter	$75,000		88%	$66,000
	Third Quarter	$75,000		84%	$63,000
	Fourth Quarter	$75,000		75%	$56,250
	Total 2016	$300,000			$276,750

Mr. Sachleben	First Quarter	$37,500		122%	$45,750
	Second Quarter	$37,500		88%	$33,000
	Third Quarter	$37,500		84%	$31,500
	Fourth Quarter	$37,500		75%	$28,125
	Total 2016	$150,000			$138,375

Mr. Gochee	First Quarter	$20,850		122%	$25,437
	Second Quarter	$26,283	(1)	88%	$23,129
	Third Quarter	$29,000		84%	$24,360
	Fourth Quarter	$29,000		75%	$21,750
	Total 2016	$105,133			$94,676

Ms. Schulman	First Quarter	$16,250		122%	$19,825
	Second Quarter	$16,250		88%	$14,300
	Third Quarter	$16,250		84%	$13,650
	Fourth Quarter	$16,250		75%	$12,188
	Total 2016	$65,000			$59,963

Mr. Cook	First Quarter	$45,000		122%	$54,900
	Second Quarter	$45,000		88%	$39,600
	Third Quarter	$45,000		84%	$37,800
	Fourth Quarter	—		—	—
	Total 2016	$135,000			$132,300

(1)	In connection with his appointment as our Chief Product Officer in August 2015, the Compensation Committee increased the target annual cash bonus opportunity of Mr. Gochee to 40% of his annual base salary for the remaining portion of the fiscal year. The amount in this column reflects the fact that Mr. Gochee’s target amount increased mid-quarter.

The above cash bonuses earned by the Named Executive Officers for fiscal 2016 are also reflected in the Fiscal 2016 Summary Compensation Table below.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including the Named Executive Officers, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Currently, the Compensation Committee uses equity awards to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time. Our equity award grant practices are designed to reflect a balance between:

•	our desire to motivate and retain executive talent;

•	our need to remain competitive in recruiting; and

•	effectively managing the dilution of stockholders’ interests.

We use equity awards in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock to deliver the annual long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, and to address special situations as they may arise from time-to-time. The Compensation Committee believes that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. The Compensation Committee believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. The Compensation Committee also believes that RSU awards helps us to manage dilution to existing stockholders and provide greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities.

In determining the appropriate mix of stock options and RSU awards, the Compensation Committee considers the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

As discussed above, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our “burn rate” in relation to the median proportions of the companies in our compensation peer group, our “overhang” in relation to the median practice of the companies in our compensation peer group, and the other factors described above in “Governance of Executive Compensation Program.”

In May 2015, after considering the factors described above, the Compensation Committee granted our executive officers, including the Named Executive Officers other than Mr. Cirne, options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. Mr. Cirne did not receive any additional equity awards because the Compensation Committee believed that additional grants would be unnecessary to appropriately incentivize him given the option grant he received in the previous fiscal year, a substantial portion of which remained subject to vesting, as well as in light of his substantial existing equity ownership in the Company. The equity awards granted to the other Named Executive Officers for fiscal 2016, which were effective as of May 15, 2015, were as follows:

Named Executive Officer	Annual Options to Purchase Shares of our Common Stock (number of shares)(1)	Annual RSU Awards for Shares of our Common Stock (number of shares)(2)	Equity Awards Granted (aggregate grant date fair value)
Ms. Koplow-McAdams	26,112	12,484	$767,716
Mr. Sachleben	52,223	24,968	$1,535,417
Mr. Gochee	22,136	10,583	$650,815
Ms. Schulman	22,136	10,583	$650,815
Mr. Cook	26,112	12,484	$767,716

(1)	The number of shares of our common stock subject to the options was determined on May 15, 2015 using the same method we use to calculate fair market value of stock options in our financial statements, using the closing market price as reported on The New York Stock Exchange on May 15, 2015, except that no provision was made for estimated forfeitures related to service-based vesting requirements.
(2)	The number of shares of our common stock subject to the RSU awards was determined based on the fair market value per share of our common stock on May 15, 2015, using the closing market price as reported on The New York Stock Exchange on May 15, 2015.

The shares of our common stock subject to the stock options vest and become exercisable as follows: 10% of the total number of shares of our common stock subject to the options vest on May 15, 2016, the first anniversary of the date of grant, with 1.25% of the total number of shares subject to the options vesting in equal increments each month thereafter until May 15, 2017, the second anniversary of the date of grant, with 1.6667% of the total number of shares subject to the options vesting in equal increments each month thereafter until May 15, 2018, the third anniversary of the date of grant, and with 4.5833% of the total number of shares subject to the options vesting in equal increments each month thereafter until May 15, 2019, the fourth anniversary of the date of grant, in each case subject to the Named Executive Officer’s continued employment through each such vesting date.

The shares of our common stock subject to the RSU awards vest as follows: 10% of the total number of shares of our common stock subject to the awards vest on May 15, 2016, the first anniversary of the date of grant, with 3.75% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until May 15, 2017, the second anniversary of the date of grant, with 5% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until May 15, 2018, the third anniversary of the date of grant, and with 13.75% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until May 15, 2019, the fourth anniversary of the date of grant, in each case subject to the Named Executive Officer’s continued employment through each such vesting date.

In connection with his appointment as our Chief Product Officer in August 2015, the Compensation Committee granted Mr. Gochee an option to purchase 10,044 shares of our common stock and an RSU award that may be settled for 4,580 shares of our common stock, with each award subject to a four-year vesting schedule. The size of these equity awards was determined by the Compensation Committee after taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendation of our CEO, Mr. Gochee’s outstanding equity holdings, and the other factors described above.

The shares of our common stock subject to Mr. Gochee’s stock option vest and become exercisable as follows: 25% of the total number of shares of our common stock subject to the option vest on August 15, 2016, with 1/48 of the total number of shares subject to the option vesting in equal increments each month thereafter until August 15, 2019, in each case subject to Mr. Gochee’s continued employment through each such vesting date.

The shares of our common stock subject to Mr. Gochee’s RSU award vest as follows: 25% of the total number of shares of our common stock subject to the award vest on August 15, 2016, with 1/16 of the total number of shares subject to the award vesting quarterly thereafter until August 15, 2019, in each case subject to Mr. Gochee’s continued employment through each such vesting date.

Named Executive Officer	Options to Purchase Shares of our Common Stock Related to Promotion (number of shares)(1)	RSU Award for Shares of our Common Stock Related to Promotion (number of shares)(2)	Equity Awards Granted (aggregate grant date fair value)
Mr. Gochee	10,444	4,580	$315,098

(1)	The number of shares of our common stock subject to the option was determined on August 17, 2015 using the same method we use to calculate fair market value of stock options in our financial statements, using the closing market price as reported on The New York Stock Exchange on August 17, 2015, except that no provision was made for estimated forfeitures related to service-based vesting requirements.

(2)	The number of shares of our common stock subject to the RSU award was determined based on the fair market value per share of our common stock on August 17, 2015, using the closing market price as reported on The New York Stock Exchange on August 17, 2015.

The above equity awards granted to the Named Executive Officers in fiscal 2016 are also reflected in the Fiscal 2016 Summary Compensation Table and the Fiscal 2016 Grants of Plan-Based Awards Table below.

401(k) Plan, ESPP, Welfare, and Health Benefits

We maintain a 401(k) plan, which is intended to be qualified under Section 401(a) of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Our 401(k) plan provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Employees are immediately and fully vested in their contributions. We initiated an employer matching contribution program on employee contributions in the second quarter of fiscal 2015. We match 50% of employee contributions, up to $2,000 in matching contributions per calendar year for each employee and such matching contributions are immediately and fully vested. In fiscal 2016, we also made a one-time discretionary payment of $500 to the 401(k) accounts of all of our U.S. employees who contributed at least one dollar to their 401(k) account in calendar year 2015.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including the Named Executive Officers, may allocate up to 15% of their base salary to purchase our stock at a 15% discount to the market price, subject to specified limits.

In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, group life, and accidental death and dismemberment insurance plans.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2016, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Severance and Change-in-Control Benefits

We have entered into post-employment compensation arrangements with each of our Named Executive Officers as described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances covered by such post-employment compensation arrangements, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and involuntary terminations of employment both in connection with or not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are generally not appropriate in the event of a voluntary resignation or a termination of employment for cause because such events often reflect either an affirmative decision by the executive officer to end his or her relationship with us or inadequate performance.

Other than our separation arrangement with Mr. Cook, the post-employment compensation arrangements also contain certain specified benefits in the event of an involuntary termination of employment in connection with a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

With the exception of certain equity acceleration benefits contained in our post-employment compensation arrangement with Ms. Koplow-McAdams, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

The Compensation Committee does not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For information on the estimate of the potential payments and benefits payable under our post-employment compensation arrangements with our Named Executive Officers as of the end of fiscal 2016, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

The Compensation Committee has delegated authority to our CEO and Chief Financial Officer to grant equity awards to our employees (other than our executive officers) and consultants, subject to the terms and conditions of the policy. Such awards may be granted on a monthly basis to newly-hired employees and consultants, to existing employees and consultants in connection with a promotion or in recognition of their contributions to the Company, to existing employees and consultants as part of our annual equity “refresh” program, and to existing employees and consultants as spot awards. In each instance, the policy provides for a limitation on the maximum size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must be at least equal to the fair market value of our common stock on the date of grant.

Stock Ownership Policy

At this time, we have not adopted a stock ownership policy with respect to our executive officers or otherwise, in part due to the significant existing equity holdings of our CEO.

Compensation Recovery Policy

At this time, we have not adopted a compensation recovery, or “clawback,” policy for our executive officers or otherwise. We will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our Insider Trading Policy, among other things, prohibits our employees, including our executive officers and the members of our Board, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) on the compensation paid to the Named Executive Officers.

As we have only recently become a publicly-traded company, the Compensation Committee has not in past years taken the deductibility limit of Section 162(m) into consideration in setting compensation for the Named Executive Officers. In approving the amount and form of compensation for the Named Executive Officers in the future, however, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Further, as a newly-public company, we intend to rely upon certain transition relief under Section 162(m) with respect to awards or payments that are made under a compensation plan or agreement that existed before we became a publicly-traded company.

From time to time, the Compensation Committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit of Section 162(m) when it believes that such compensation is in the best interests of the Company and our stockholders. The Compensation Committee will continue to monitor the issue of deductibility of executive compensation, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, member of our Board, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipients may never realize any value from their awards.

FASB ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that a recipient is required to render service in exchange for the stock option or other award.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Peter Fenton

Peter L.S. Currie

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS

Our compensation programs consist of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of our stock price performance so that our employees, including our executive officers, do not focus exclusively on stock price performance to the detriment of other important business measures and objectives. The variable (annual cash bonus and equity) portions are designed to reward both short-term and long-term corporate performance.

We have reviewed our compensation policies and practices for employees generally, as well as for our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, we assessed our executive and broad-based compensation and benefits programs to determine if any of them created undesired or excessive risks of a material nature. This assessment included:

•	a review of our compensation policies and practices for employees generally;

•	identification of the risks that could result from such policies and practices; and

•	analysis of the potential risks against our business strategy and objectives.

In reaching this conclusion, we note the following factors that we believe may reduce the likelihood of undesired or excessive risk-taking:

•	our overall compensation levels are competitive with the market;

•	our compensation policies and practices appropriately balance base salary versus variable pay and short-term incentives versus long-term incentives;

•	although our annual incentive plans provide for variability of payout, we believe that any potential risks associated with such plans are controlled or mitigated by one or more of the following:

•	the performance measures being multi-dimensional, thereby increasing the range of performance over which incentives are paid;

•	the performance measures and related target levels being generally aligned with our annual operating plan and business objectives and being quantitative in nature;

•	the use of sliding payout scales where appropriate; and

•	the ability of management and/or the Compensation Committee to exercise discretion to reduce or increase payouts; and

•	although the equity awards granted to our employees could motivate them to, among other things, focus on increasing our short-term stock price rather than the creation of stockholder value, we believe that any potential risks are controlled or mitigated by one or more of the following:

•	use of a combination of equity vehicles;

•	use of multi-year vesting schedules for our time-based equity awards; and

•	our prohibition on engaging in hedging transactions in our securities for our employees, including our executive officers.

We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate employees, including our executive officers, to produce positive short-term and long-term corporate results, while the fixed element is sufficient to ensure that our employees are not encouraged to take unnecessary or excessive risks in doing so.

The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by each of our Named Executive Officers.

Fiscal 2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Lewis Cirne	2016	300,000	—	—	—	185,423	2,500	487,923
Chief Executive Officer	2015	300,000	—	—	6,058,507	210,968	4,000	6,573,475
	2014	240,000	—	—	—	123,130	—	363,130

Hilarie Koplow-McAdams	2016	300,000	—	383,384	384,332	276,750	—	1,344,466
President

Mark Sachleben	2016	300,000	—	766,767	768,649	138,375	2,500	1,976,291
Chief Financial Officer	2015	300,000	50,000	810,750	793,096	105,960	4,000	2,063,806
	2014	243,756	—	—	—	43,975	—	287,731

James Gochee	2016	285,800	—	482,510	483,402	94,676	2,500	1,348,888
Chief Product Officer

Robin Schulman	2016	260,000	—	325,004	325,811	59,963	2,500	973,278
Vice President, General Counsel, and Corporate Secretary

Chris Cook	2016	227,308	—	383,384	384,332	132,300	1,500	1,128,824
Former President and Chief Operating Officer(7)	2015	300,000	—	162,150	158,619	157,988	4,000	782,757
	2014	268,755	—	—	—	109,939	—	378,694

(1)	The dollar amounts in this column represent base salary earned during the indicated fiscal year. For more information regarding base salaries in fiscal 2016, see “Compensation Discussion and Analysis – Compensation Elements – Base Salary” above.
(2)	The dollar amount in this column includes a one-time merit cash bonus payment.
(3)	The dollar amounts in this column reflect the aggregate grant date fair value of all RSU awards granted during the indicated fiscal year computed in accordance with ASC 718. The grant date fair value of each RSU award is measured based on the closing price of our shares of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.
(4)	The dollar amounts in this column reflect the aggregate grant date fair value of all stock option awards granted during the indicated fiscal year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended March 31, 2016. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.
(5)	The dollar amounts in this column represent the cash bonus earned under the annual performance bonus opportunity for the indicated fiscal year. For more information, see “Compensation Discussion and Analysis – Compensation Elements – Annual Cash Bonus Opportunity” above.
(6)	The dollar amounts in this column include contributions made to our 401(k) plan of up to $2,000 in a calendar year. Employer contributions did not begin until August 1, 2014. In fiscal 2016, a one-time discretionary additional amount of $500 was paid into the 401(k) accounts of all U.S. employees who contributed at least one dollar to their 401(k) account in calendar year 2015.
(7)	Mr. Cook resigned from his position as our President effective October 1, 2015 and from his position as our Chief Operating Officer effective January 4, 2016.

GRANTS OF PLAN BASED AWARDS

The following table provides information with regard to each grant of plan-based award made to a Named Executive Officer under any plan during the fiscal year ended March 31, 2016.

Fiscal 2016 Grants of Plan Based Awards Table

Name	Award Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Lewis Cirne	Annual Stock Option	—	—	—		—	—	—	—
	Annual RSU Grant	—	—	—		—	—	—	—
	Annual Bonus	—	—	201,000		—	—	—	—

Hilarie Koplow-McAdams	Annual Stock Option	5/15/2015	5/6/2015	—		—	26,112	30.71	384,332
	Annual RSU Grant	5/15/2015	5/6/2015	—		12,484	—	—	383,384
	Annual Bonus	—	—	300,000		—	—	—	—

Mark Sachleben	Annual Stock Option	5/15/2015	5/6/2015	—		—	52,223	30.71	768,649
	Annual RSU Grant	5/15/2015	5/6/2015			24,968	—	—	766,767
	Annual Bonus	—	—	150,000		—	—	—	—

James Gochee	Annual Stock Option	5/15/2015	5/6/2015	—		—	22,136	30.71	325,811
	Annual RSU Grant	5/15/2015	5/6/2015	—		10,583	—	—	325,004
	Promotion Stock Option	8/17/2015	8/4/2015	—		—	10,044	34.39	157,591
	Promotion RSU Grant	8/17/2015	8/4/2015	—		4,580	—	—	157,506
	Annual Bonus	—	—	105,133	(6)	—	—	—	—

Robin Schulman	Annual Stock Option	5/15/2015	5/6/2015	—		—	22,136	30.71	325,811
	Annual RSU Grant	5/15/2015	5/6/2015	—		10,583	—	—	325,004
	Annual Bonus	—	—	65,000		—	—	—	—

Chris Cook	Annual Stock Option	5/15/2015	5/6/2015	—		—	26,112	30.71	384,332
	Annual RSU Grant	5/15/2015	5/6/2015	—		12,484	—	—	383,384
	Annual Bonus	—	—	180,000		—	—	—	—

(1)	This column sets forth the target bonus amount for each Named Executive Officer for the year ended March 31, 2016 under the Fiscal 2016 Bonus Opportunity. There are no thresholds or maximum bonus amounts for each individual officer established under the performance bonus plan. Target bonuses were set as a percentage of each Named Executive Officer’s base salary earned for the fiscal year ended March 31, 2016. The dollar value of the actual bonus award earned for the year ended March 31, 2016 for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the Named Executive Officers for the year ended March 31, 2016. For a description of the Fiscal 2016 Bonus Opportunity, see “Compensation Discussion and Analysis – Compensation Elements – Annual Cash Bonus Opportunity” above.
(2)

The RSU awards were granted under the 2014 Plan. Other than with respect to Mr. Gochee’s RSU award which was granted on August 15, 2015 in connection with his promotion (the “Promotion RSU Award”), the shares of our common stock subject to the RSU awards vest as follows: 10% of the total number of shares of our common stock subject to the awards vest on the first anniversary of the date of grant, with 3.75% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until the second anniversary of the date of grant, with 5% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until the third anniversary of the date of grant, and with 13.75% of the total number of shares subject to the award vesting in equal increments each quarter thereafter until the fourth anniversary of the date of grant, in each case subject to the Named Executive Officer’s continued employment through each such vesting date. The shares of our common stock subject to the Promotion RSU Award vest as follows: 25% of the total number of shares of our common stock subject to the award vest on August 15,

2016, with 1/16 of the total number of shares subject to the award vesting quarterly thereafter until August 15, 2019, in each case subject to Mr. Gochee’s continued employment through each such vesting date. RSU awards are subject to potential vesting acceleration as described below under “Potential Payments upon Termination or Change in Control” below.
(3)	The stock option awards were granted under the 2014 Plan. Other than with respect to Mr. Gochee’s stock option award which was granted on August 15, 2015 in connection with his promotion (the “Promotion Option”), each of the stock option awards listed in the table above vest and become exercisable as follows: 10% of the total number of shares of our common stock subject to the options vest on the first anniversary of the date of grant, with 1.25% of the total number of shares subject to the options vesting in equal increments each month thereafter until the second anniversary of the date of grant, with 1.6667% of the total number of shares subject to the options vesting in equal increments each month thereafter until the third anniversary of the date of grant, and with 4.5833% of the total number of shares subject to the options vesting in equal increments each month thereafter until the fourth anniversary of the date of grant, in each case subject to the Named Executive Officer’s continued employment through each such vesting date. The shares of our common stock subject to the Promotion Option vest and become exercisable as follows: 25% of the total number of shares of our common stock subject to the option vest on August 15, 2016, with 1/48 of the total number of shares subject to the option vesting in equal increments each month thereafter until August 15, 2019, in each case subject to Mr. Gochee’s continued employment through each such vesting date. The stock option awards are subject to potential vesting acceleration as described below under “Potential Payments upon Termination or Change in Control” below.
(4)	Stock options were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, which was $30.71 per share for the annual grants that were granted on May 15, 2015 and $34.39 per share for the Promotion Option that was granted on August 17, 2015, which in each case was the closing price of our common stock on the grant date.
(5)	The dollar amounts in this column represent the grant date fair value of each stock option and RSU award, as applicable, granted to the Named Executive Officers in fiscal 2016. These amounts have been calculated in accordance with ASC 718. The grant date fair value of each stock option is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended March 31, 2016. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.
(6)	On August 4, 2015, in connection with his appointment as our Chief Product Officer, the Compensation Committee increased the target annual cash bonus opportunity of Mr. Gochee that was originally set at its meeting on April 23, 2015 to 40% of his annual base salary from and after his promotion effective date of August 7, 2015. The estimated possible payouts under non-equity incentive plan awards target column reflects the fact that Mr. Gochee’s target amount increased mid-fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information with regard to each outstanding equity award held by the Named Executive Officers at March 31, 2016.

Fiscal 2016 Outstanding Equity Awards at Fiscal Year End Table

		Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable	Unexercisable
Lewis Cirne	4/1/2014	274,083	440,917	(3)	16.93	5/14/2024
	12/9/2013	335,662	371,875	(4)	11.29	12/10/2023

Hilarie Koplow-McAdams	12/15/2014	1,880	7,520	(5)	23.00	12/10/2024
	5/15/2015	—	26,112	(6)	30.71	5/14/2025
	12/15/2014						3,760	(7)	98,061
	5/15/2015						12,484	(8)	325,583

Mark Sachleben	4/1/2012	244,790	5,210	(9)	3.19	6/5/2022
	12/15/2014	22,031	48,469	(4)	23.00	12/10/2024
	5/15/2015	—	52,223	(6)	30.71	5/14/2025
	12/15/2014						24,235	(10)	632,049
	5/15/2015						24,968	(8)	651,165

James Gochee	5/1/2012	112,825	6,251	(11)	3.19	6/5/2022
	12/15/2014	6,966	19,572	(12)	23.00	12/10/2024
	5/15/2015	—	22,136	(6)	30.71	5/14/2025
	8/15/2015	—	10,044	(4)	34.39	8/16/2025
	12/15/2014						9,786	(13)	255,219
	5/15/2015						10,583	(8)	276,005
	8/15/2015						4,580	(10)	119,446

Robin Schulman	12/9/2013	5,209	21,875	(4)	11.29	12/10/2023
	12/15/2014	4,200	16,800	(5)	23.00	12/10/2024
	5/15/2015	—	22,136	(6)	30.71	5/14/2025
	12/15/2014						8,400	(7)	219,072
	5/15/2015						10,583	(8)	276,005

Chris Cook	—	869,091	—		1.10	1/4/2017
	—	151,986	—		3.19	1/4/2017
	—	3,525	—		23.00	1/4/2017

(1)	In addition to the specific vesting schedule for each stock option award, each unvested stock option is subject to the general terms of the 2014 Plan and 2008 Equity Incentive Plan (“2008 Plan”), as applicable, including the potential for future vesting acceleration described below under the heading “Potential Payments upon Termination or Change in Control.”
(2)	The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $26.08, the closing price of our shares of our common stock on March 31, 2016.
(3)	The shares subject to the stock option vest over a five-year period, with 1/60th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(4)	The shares subject to the stock option vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(5)	The shares subject to the stock option vest over a four-year period, with 15% of the shares vesting on the one-year anniversary of the vesting commencement date, 20% vesting in monthly installments over the next year, 30% vesting in monthly installments over the year thereafter, and 35% vesting in monthly installments over the final year, subject to continued service with us through each vesting date.

(6)	The shares subject to the stock option vest over a four-year period, with 10% of the shares vesting on the one-year anniversary of the vesting commencement date, 15% vesting in monthly installments over the next year, 20% vesting in monthly installments over the year thereafter, and 55% vesting in monthly installments over the final year, subject to continued service with us through each vesting date.
(7)	The shares subject to the RSU award vest over a four-year period, with 15% of the shares vesting on the one-year anniversary of the vesting commencement date, 20% vesting in quarterly installments over the second year, 30% vesting in quarterly installments over the third year, and 35% vesting in quarterly installments over the final year, subject to continued service with us through each vesting date.
(8)	The shares subject to the RSU award vest over a four-year period, with 10% of the shares vesting on the one-year anniversary of the vesting commencement date, 15% vesting in quarterly installments over the second year, 20% vesting in quarterly installments over the third year, and 55% vesting in quarterly installments over the final year, subject to continued service with us through each vesting date.
(9)	The shares subject to the stock option vest over a four-year period, with 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(10)	The shares subject to the RSU award vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/16th of the shares vesting each quarter, subject to continued service with us through each vesting date.
(11)	The shares subject to the stock option vest over a four-year period beginning on the vesting commencement date, with 10% of the shares vesting in monthly installments over the course of the first year and the remaining 90% vesting in monthly installments over the remaining three years, subject to continued service with us through each vesting date.
(12)	The shares subject to the stock option vest over a four-year period, with 20% of the shares vesting on the one-year anniversary of the vesting commencement date, 25% vesting in monthly installments over the next two years, and 30% vesting in monthly installments over the course of the final year, subject to continued service with us through each vesting date.
(13)	The shares subject to the RSU award vest over a four-year period, with 20% of the shares vesting on the one-year anniversary of the vesting commencement date, 50% vesting in quarterly installments over the second and third years, and 30% vesting in quarterly installments over the final year, subject to continued service with us through each vesting date.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on RSU awards that vested and stock options that were exercised, including the number of shares acquired upon vesting or exercise and the value realized, determined as described below, for the Named Executive Officers during the fiscal year ended March 31, 2016.

Fiscal 2016 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lewis Cirne	—	—	—	—
Hilarie Koplow-McAdams	142,463	3,516,752	940	31,471
Mark Sachleben	—	—	11,015	374,951
James Gochee	5,924	217,202	3,483	117,067
Robin Schulman	22,916	504,484	2,100	70,308
Chris Cook	273,090	8,810,435	1,762	63,925

(1)	The value realized on exercise is based on the difference between the closing price of the shares of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.
(2)	The value realized on vesting is based on the number of shares underlying the RSU awards that vested multiplied by the closing price of the shares of our common stock on the vesting date.

EQUITY COMPENSATION ARRANGEMENTS

Since our initial public offering, we have granted stock options and RSU awards to our employees, including the Named Executive Officers other than our CEO, under the 2014 Plan. Until our initial public offering, we granted stock options and RSU awards to our employees, including the Named Executive Officers, under the 2008 Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2016 for our Named Executive Officers, see “Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentive Compensation” above. The following is a brief summary of the material terms of each of our equity compensation plans.

2008 Equity Incentive Plan

The Board adopted and our stockholders subsequently approved our 2008 Plan in February 2008. The 2008 Plan was most recently amended by the Board and approved by our stockholders in November 2014. The 2008 Plan terminated at the time the underwriting agreement for our initial public offering was executed and no further grants were made under our 2008 Plan after it terminated.

Stock Awards

Outstanding awards granted under the 2008 Plan remain subject to its terms and applicable award agreements until such awards are exercised or otherwise terminate or are forfeited by their terms. Only stock options, restricted stock awards, and RSU awards have been granted under our 2008 Plan.

Plan Administration

The Board has delegated its authority to administer the 2008 Plan to the Compensation Committee. Subject to the terms of the 2008 Plan, the Board or the Compensation Committee determined the recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards that were granted under the 2008 Plan, including the period of their exercisability and vesting.

Corporate Transactions; Change in Control

Our 2008 Plan provides that in the event of a corporate transaction, any surviving or acquiring corporation (or, in either case, its parent company) may assume or continue any part or all of the stock awards outstanding under the 2008 Plan, or may substitute similar stock awards; and any reacquisition or repurchase rights held by us may be assigned to our successor (or the successor’s parent company). In connection with a corporate transaction, in general, the vesting of stock awards not assumed in connection with a corporate transaction will not be accelerated and will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction. Notwithstanding the foregoing, in the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (B) any exercise price payable by such holder in connection with such exercise.

Under the 2008 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Our 2008 Plan provides that in the event of a change in control, stock awards may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement covering the options or any other written agreement with us, but in the absence of such provision, no such acceleration will occur.

Under our 2008 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; (4) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; or (5) when a majority of the Board becomes comprised of individuals who were not serving on the Board on the date of adoption of the 2008 Plan (the “Incumbent Board”), provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.

2014 Equity Incentive Plan

The Board adopted, and our stockholders approved, our 2014 Plan which became effective at the time the underwriting agreement for our initial public offering was executed.

Stock Awards

Our 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, shares, or other property, which may be granted to employees, including our Named Executive Officers. Only stock options and RSU awards have been granted under our 2014 Plan.

Plan Administration

The Board has delegated its authority to administer the 2014 Plan to the Compensation Committee. Subject to the terms of our 2014 Plan, the Compensation Committee has the authority to determine the terms of awards, including recipients, the exercise, purchase, or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award, and the terms of the award agreements.

Corporate Transactions; Change in Control

Our 2014 Plan provides that in the event of certain corporate transactions, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board at the time of grant of a stock award:

•	the surviving or acquiring corporation (or its parent) may assume, continue, or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);

•	to the extent that outstanding stock awards are not so assumed, continued, or substituted, the vesting and, if applicable, exercisability of any such stock awards will not be accelerated and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction; or

•	to the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

Under our 2014 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

Under our 2014 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; (4) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; or (5) when a majority of the Board becomes comprised of individuals who are not members of the Incumbent Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.

2014 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through our ESPP, which became effective at the time the underwriting agreement for our initial public offering was executed. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our employees, including our Named Executive Officers, may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment for more than 20 hours per week and more than five months per fiscal year, or (ii) continuous employment for a minimum period of time, not to exceed two years. An employee may not be granted rights to purchase stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock or 2,000 shares for each fiscal year that the rights remain outstanding.

The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under our ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our shares of common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, shares of common stock are purchased for accounts of employees participating in our ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

In the event of a corporate transaction, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares within 10 business days prior to the effective date of the corporate transaction.

Under our ESPP, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

EMPLOYMENT ARRANGEMENTS

We have entered into written employment offer letters with certain of our executive officers, including each of the Named Executive Officers other than our CEO.

In filling our executive positions, our Board or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity (except in the case of Mr. Sachleben), and an equity award recommendation. In addition, each of these employment offer letters contains standard terms related to vacation and participation in our employee benefit plans.

These letters also set forth the rights and responsibilities of each party in the event of a termination of employment, including following a change in control of the Company. For each of the Named Executive Officers (other than Ms. Koplow-McAdams), these post-employment compensations have been superseded by the change-in-control and severance agreements described in more detail in “Severance and Change-in-Control Benefits” below and “Potential Payments upon Termination or Change in Control” below.

Mr. Cirne. As a founder, Mr. Cirne did not join us pursuant to an offer letter or any other formal arrangement or understanding regarding his employment. We currently have no employment agreement with Mr. Cirne, and we currently do not anticipate entering into one in the future. Mr. Cirne is an “at-will” employee.

Ms. Koplow-McAdams. Ms. Koplow-McAdams is a party to an employment offer letter with us dated November 29, 2013 pursuant to which she agreed to serve as our Chief Revenue Officer. This employment offer letter provided for an initial base salary of $300,000 and a target annual bonus opportunity of $200,000, which, in each case, has been subsequently increased. Under her employment offer letter, Ms. Koplow-McAdams was granted an option to purchase 850,000 shares of our common stock at an exercise price of $11.29 per share, with vesting to occur over a four-year period.

Mr. Sachleben. Mr. Sachleben is a party to an employment offer letter with us dated February 4, 2008 pursuant to which he agreed to serve as our Chief Financial Officer. This employment offer letter provided for an initial base salary of $160,000, which has been subsequently increased. Under his employment offer letter, Mr. Sachleben was granted an option to purchase 1,225,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period.

Mr. Gochee. Mr. Gochee is a party to an employment offer letter with us dated April 16, 2008 pursuant to which he agreed to serve as our Vice President of Engineering. This employment offer letter provided for an initial base salary of $140,000 and a target annual bonus opportunity of $30,000, which, in each case, has been subsequently increased. Under his employment offer letter, Mr. Gochee was granted an option to purchase 360,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period.

Ms. Schulman. Ms. Schulman is a party to an employment offer letter with us dated November 7, 2014 pursuant to which she agreed to serve as our Vice President and General Counsel. This employment offer letter provided for an initial base salary of $250,000 and a target annual bonus opportunity of $50,000, which, in each case, has been subsequently increased.

Mr. Cook. Mr. Cook was a party to an employment offer letter with us dated June 14, 2011 pursuant to which he agreed to serve as our President and Chief Operating Officer. This employment offer letter provided for an initial base salary of $250,000 and a target annual bonus opportunity of $125,000, which, in each case, was subsequently increased. Under his employment offer letter, Mr. Cook was granted an option to purchase 1,200,000 shares of our common stock at an exercise price of $1.10 per share, with vesting to occur over a four-year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change-in-Control and Severance Agreements

In December 2014, we entered into change-in-control and severance agreements (the “Post-Employment Agreements”) with Messrs. Cirne, Sachleben, Gochee, and Cook. In June 2016, Ms. Schulman entered into a Post-Employment Agreement. Ms. Koplow-McAdams has not entered into a Post-Employment Agreement as of the date of this proxy statement. Mr. Cook did not receive any payments or benefits under his Post-Employment Agreement when he resigned as our Chief Operating Officer, effective as of January 4, 2016, but instead received the benefits described in “Separation Agreement with Mr. Cook” below.

The Post-Employment Agreements provide for payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company. Each Post-Employment Agreement is in effect for three years from the date such agreement became effective, after which each agreement may be renewed by the mutual agreement of the parties thereto.

Under the Post-Employment Agreements, the Named Executive Officers may receive payments and benefits in connection with or within 12 months following a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability) or his or her termination of employment for good reason, and for terminations of employment not in connection with a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability). Under the Post-Employment Agreements, payment and benefit levels are based on “tiers,” with the executive officers in higher positions generally receiving greater payments and benefits. In all cases, receipt of payments and benefits is subject to the executive officer executing a release and waiver of claims in favor of us.

For a qualifying termination of employment not in connection with a change in control of the Company, the payments and benefits consist of:

•	a salary continuation payment determined as a number of months of base salary; and

•	continuation (or reimbursement) of health benefit premiums for that same period.

For our CEO who is in Tier 1, the salary and benefit continuation period is 12 months, and for Mr. Sachleben, Mr. Gochee, and Ms. Schulman who are in Tier 2, the salary and benefit continuation period is six months.

For a qualifying termination of employment in connection with or within 12 months after a change in control of the Company, the payments and benefits consist of:

•	a lump-sum cash payment determined as a number of months of base salary;

•	continuation (or reimbursement) of health benefit premiums for the number of months used to determine the lump-sum cash payment; and

•	accelerated vesting of all outstanding equity awards then held by the executive officer.

For our CEO who is in Tier 1, the cash lump-sum payment is equal to 18 months of base salary, with 18 months of benefit continuation, and for Mr. Sachleben, Mr. Gochee, and Ms. Schulman who are in Tier 2, the cash lump-sum payment is equal to 12 months of base salary, with 12 months of benefit continuation.

Under the Post-Employment Agreements, the term “change in control” has the same meaning as under our 2014 Equity Incentive Plan (“2014 Plan”). The term “cause” means the executive officer’s (i) willful failure substantially to perform his duties and responsibilities to us or deliberate violation of our policies; (ii) commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of ours or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his relationship with us; or (iv) willful breach of any of his obligations under any written agreement or covenant with us.

Under the Post-Employment Agreements, the term “good reason” means the executive officer’s resignation of his or her employment following the occurrence of any of the following without the executive officer’s written consent: (i) a material reduction in job duties, responsibilities, or authority inconsistent with the executive officer’s position with us; provided, however, that any such reduction or change after a change in control will not constitute good reason if the executive officer retains reasonably comparable duties, position, and responsibilities with respect to our business within the successor entity following a change in control; (ii) a material reduction of the executive officer’s then current base salary, representing a reduction of more than 10% of the executive officer’s then-current base salary; provided, that an across-the-board reduction in the salary level of all of our executive officers by the same percentage amount as part of a general salary level reduction will not constitute such a material salary reduction; (iii) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 50 miles as compared to the executive officer’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by us of the Post-Employment Agreement or any other written agreement between us and the executive officer; or (v) the failure by any successor to our company to assume the obligations of the Post-Employment Agreement; provided, that (a) the executive officer gives written notice to us of the event forming the basis of the resignation for good reason within 30 days after the date on which we give written notice to the executive officer of our affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, (b) we fail to cure such basis for the good reason resignation within 30 days after receipt of the executive officer’s written notice, and (c) the executive officer terminates his employment within 30 days following the expiration of the cure period.

If the total value of the payments and benefits payable to an executive officer in the event of a termination of employment in connection with a change in control of the Company would exceed the deductibility limits under Section 280G of the Code with respect to excess parachute payments, we will pay either the full amount of the benefits, or a reduced amount, whichever results in the greater after-tax benefit to the executive officer.

Ms. Koplow-McAdams’ Employment Offer Letter

Ms. Koplow-McAdams’ employment offer letter with us provides that in the event that we terminate her employment without cause or if she resigns for good reason, and such termination of employment constitutes a “separation from service” as defined under Section 409A of the Code, and provided she remains in compliance with the terms of her employment offer letter and provides us with an executed and effective release of claims within 60 days following the termination of her employment, then we will pay her severance compensation equal to six months of her base salary in effect as of her employment termination date. In addition, the vesting of the option to purchase shares of our common stock granted to her in connection with her initial employment will be accelerated for that number of shares equal to the amount that would have vested during the six-month period following the date of her termination.

Ms. Koplow-McAdams’ employment offer letter also provides that, in the event of a change in control of the Company, then the vesting of the option to purchase shares of our common stock granted to her in connection with her initial employment will be accelerated (as of the date of the closing of the change in control) for that number of shares equal to the amount that would have vested during the six-month period following the change in control. Further, if we terminate Ms. Koplow-McAdams’ employment without cause or if she resigns for good reason, in each case within 18 months following a change in control of the Company and such termination of employment constitutes a “separation from service” as defined under Section 409A of the Code, and provided she remains in compliance with the terms of her employment offer letter and provides us with an executed and effective release of claims within 60 days following the termination of her employment, then all of the unvested shares of our common stock subject to the option to purchase shares of our common stock granted to her in connection with her initial employment will be deemed immediately vested and exercisable as of the date of such termination of employment.

Under Ms. Koplow-McAdams’ employment offer letter, the term “cause” means her (i) conviction or nolo contendre plea of any felony, or any crime involving dishonesty or moral turpitude; (ii) intentional participation in any material fraud against the Company; (iii) intentional breach of any fiduciary duty to the Company; (iv) persistent unsatisfactory performance of material duties after receiving written notice and a reasonable opportunity to cure (if deemed curable by the Company in its reasonable discretion), which will in no event be more than 30 days following written identification of the unsatisfactory performance in reasonable detail; (v) intentional and material damage to any material property of the Company; (vi) intentional and material breach of any written agreement with the Company or of any written Company policy, including but not limited to any agreement regarding confidentiality of Company information; (vii) conduct that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve; (viii) incapacity to perform the essential functions of the job for a period of 90 calendar days, or for at least 65 business days within a 12-month period, provided, that the Company will act upon this reason only in compliance with all applicable laws; or (ix) death.

Under Ms. Koplow-McAdams’ employment offer letter, the term “good reason” means her written notice to the Company, within 20 days after the occurrence (in each case without her prior consent) of one of the following events, that she intends to terminate her employment for any of the following reasons, if not cured within a reasonable time: (i) the Company’s assignment to her of any duties or responsibilities that, when considered together with all of her ongoing duties and responsibilities, would result in the material diminution of her duties and responsibilities; provided, however, that neither (A) a change in title, nor (B) the acquisition of the Company and conversion of the Company to a subsidiary, division, or unit of the acquiring corporation, and reasonable accompanying job changes, will by themselves result in such diminution; (ii) a reduction of her annual base salary or material reduction in her Company-sponsored benefits, except to the extent the base salaries or benefits of other executives of the Company are similarly reduced; or (iii) relocation of her principal office to a location outside San Francisco County, San Mateo County, or Santa Clara County.

Ms. Schulman’s Employment Offer Letter

Prior to Ms. Schulman entering into a Post-Employment Agreement with us in June 2016, she was entitled to the severance payments and benefits provided in her employment offer letter. Ms. Schulman’s employment offer letter with us provides that in the event that we terminate her employment without cause or if she resigns for good reason, and such termination of employment constitutes a “separation from service” as defined under Section 409A of the Code, and provided she remains in compliance with the terms of her employment offer letter and provides us with an executed and effective release of claims within 60 days following the termination of her employment, then we will pay her severance compensation equal to six months of her base salary in effect as of her employment termination date. Additionally, if the acceleration of vesting of outstanding options to purchase shares of our common stock upon a change in control of the Company is provided for similarly-situated vice presidents, we will provide Ms. Schulman with comparable terms and the opportunity for option acceleration.

Under Ms. Schulman’s employment offer letter, the term “cause” means she: (i) willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud, or embezzlement; (ii) commits a material breach of any written agreement between her and the Company that causes harm to the Company, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to her from the Company; (iii) willfully refuses to implement or follow a directive by her supervisor, directly related to her duties, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to her from the Company; or (iv) engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with her position, which breach is not cured within 30 days after receipt or written notice describing in detail such breach to her from the Company.

Under Ms. Schulman’s employment offer letter, the term “good reason” means any of the following actions by the Company (or any acquiror thereof) without her prior written consent: (i) a material reduction in her duties or responsibilities that is inconsistent with her position; (ii) the requirement that she change her principal office to a facility that increases her commute by more than 50 miles from her commute to the location at which she is employed prior to such change, or (iii) a material reduction in her annual base salary, which the parties agree is a reduction of at least 5% of her base salary. In order to resign for good reason, Ms. Schulman must provide written notice to our CEO within 30 days after the first occurrence of the event giving rise to good reason setting forth the basis for her resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, she must resign from all positions she then holds with the Company not later than 90 days after the expiration of the cure period.

Effective June 2016, Ms. Schulman is entitled to the payments and benefits described above in “Change-in-Control and Severance Agreements.”

Separation Agreement with Mr. Cook

In December 2015, we entered into a separation agreement with Mr. Cook covering the terms and conditions of his transition period through his final date of employment, January 4, 2016. Until that date, Mr. Cook agreed to perform his then-current duties as our Chief Operating Officer, transition his work load, and provide other transition assistance as requested by us. In exchange, we agreed to continue to pay him his regular base salary and maintain his participation in our employee benefit plans in which he was enrolled.

In addition, this separation agreement provided, among other things, that, conditioned upon performance of certain terms in the agreement, including his execution of a release of claims and confidentiality obligations in favor of the Company, we would extend the post-termination exercisability of his outstanding options to purchase shares of our common stock until the earlier of a change in control of the Company or the anniversary of his separation date.

Potential Payments Upon Termination or Change in Control as of March 31, 2016

The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or resignation for good reason, (ii) the Named Executive Officer’s termination of employment without cause or good reason in connection with or following a change in control, or (iii) a change in control without any accompanying termination of employment. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of March 31, 2016, and thus are estimates of the amounts that would be paid out to the Named Executive Officers in such circumstances, except in the case of Mr. Cook who ceased to be employed by the

Company on January 4, 2016. Mr. Cook is not reflected in the table below because he did not receive any benefits and payments upon termination other than the Company extending the exercisability of his stock options until the earlier of a change in control of the Company and the one-year anniversary of his separation date.

Potential Payments Upon Termination or Change in Control as of March 31, 2016

Executive benefits and payments upon termination:	Involuntary termination not for cause or resignation for good reason not in connection with a change in control ($)	Involuntary termination not for cause or resignation for good reason in connection with or following a change in control ($)	Change in control without termination of employment ($)	2014 Plan and 2008 Plan – Certain Corporate Transactions ($)(1)
Lewis Cirne
Cash Severance	300,000	450,000	—
Medical continuation	22,397	33,595	—
Value of acceleration of equity awards(2)	—	4,034,391	—	4,034,391

Hilarie Koplow-McAdams
Cash Severance	150,000	150,000	—
Medical continuation	—	—	—
Value of acceleration of equity awards(2)	1,571,438	5,500,031	1,571,438	5,946,836

Mark Sachleben
Cash Severance	150,000	300,000	—
Medical continuation	8,405	16,811	—
Value of acceleration of equity awards(2)	—	1,551,756	—	1,551,756

James Gochee
Cash Severance	142,900	285,800	—
Medical continuation	7,035	14,069	—
Value of acceleration of equity awards(2)	—	854,037	—	854,037

Robin Schulman(3)
Cash Severance	130,000	130,000	—
Medical continuation	—	—	—
Value of acceleration of equity awards	—	—	—	870,352

(1)	These benefits would be payable under the 2014 Plan and the 2008 Plan if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options and RSU awards, assuming the vesting acceleration took place on March 31, 2016. For a description of the potential vesting acceleration provisions in the 2014 Plan and the 2008 Plan, see “Equity Compensation Arrangements” above.
(2)	The value of stock option and RSU award vesting acceleration is based on the closing price of $26.08 per share of our common stock on March 31, 2016, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration, and therefore excludes any stock option award that has an exercise price that exceeded the closing price of our common stock on such date.
(3)	The amounts shown in the table above for Ms. Schulman reflect the severance payments and benefits that she would have been entitled to pursuant to her employment offer letter that was in effect as of March 31, 2016. In June 2016, Ms. Schulman entered into a Post-Employment Agreement, which replaced the severance payments and benefits provided for by her employment offer letter, as described in “Change-in-Control and Severance Agreements” above.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended March 31, 2016:

Fiscal 2016 Director Compensation Table

Name(1)	Fees Earned or Paid In Cash ($)	Total ($)
Peter L.S. Currie	42,750	42,750
Peter Fenton	—	—
Sarah Friar	29,250	29,250
Adam Messinger	24,750	24,750
Dan Scholnick	—	—

(1)	The aggregate number of shares subject to outstanding stock options and restricted stock awards held by each non-employee director listed in the table above as of March 31, 2016 was as follows: (i) 100,000 shares subject to a restricted stock award held by Mr. Currie, 27,084 of which remained subject to repurchase as of March 31, 2016; (ii) 115,000 shares subject to an option to purchase our common stock held by Ms. Friar, of which 64,687 were vested and exercisable by Ms. Friar as of March 31, 2016; and (iii) 40,000 shares subject to a restricted stock award held by Mr. Messinger, 20,834 of which remained subject to repurchase as of March 31, 2016.

Our CEO does not receive additional compensation for his service on our Board, and Messrs. Abbasi and Tolonen are not reflected above because they did not join our Board until after the conclusion of the fiscal year. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we do not currently provide certain non-employee directors who are affiliated with an institutional or venture investor of our Company with compensation for their service on our Board.

Annual Cash Compensation

Pursuant to our non-employee director compensation policy, which became effective on April 1, 2015, non-employee directors, other than Messrs. Fenton and Scholnick due to their affiliations with Benchmark Capital Partners and Trinity Ventures, respectively, receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears, pro-rated for any partial months of service:

•	$30,000 per year for service as a Board member;

•	$18,000 per year for service as the chair of the Audit Committee and $9,000 per year for service as a member (other than as chair) of the Audit Committee;

•	$18,000 per year for service as the chair of the Compensation Committee and $9,000 per year for service as a member (other than as chair) of the Compensation Committee; and

•	$6,000 per year for service as the chair of the Nominating and Corporate Governance Committee and $3,000 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee.

Equity Compensation

Pursuant to our non-employee director compensation policy, each person who, after April 1, 2015, is elected or appointed for the first time to be a non-employee director will automatically upon the date of his or her initial election or appointment be granted (i) an option to purchase a number of shares of our common stock having an initial value of $80,000 and (ii) an RSU award with an initial value of $80,000, multiplied by a fraction, the numerator of which is the number of days that will elapse between the non-employee director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent annual grants (as discussed below) and the denominator of which is 365. Each initial option grant and initial RSU award will vest on August 15th following the first anniversary of the date of grant of the Company’s most recent annual grants, subject to the non-employee director’s continued service through such date.

In addition, each non-employee director, other than Messrs. Fenton and Scholnick, will automatically, on the date of each Annual Meeting of Stockholders, be granted (i) an option to purchase a number of shares of our common stock having an initial value of $80,000 and (ii) an RSU award with an initial value of $80,000. Notwithstanding the foregoing, any non-employee director who served on the Board prior to April 1, 2015 will not be awarded any annual grants until the later of (A) the 2016 Annual Meeting of Stockholders and (B) the first Annual Meeting of Stockholders occurring at least three years following the date such non-employee director commenced his or her service on the Board. Of our existing directors, only Messrs. Abbasi and Tolonen will be eligible to receive such compensation at the 2016 Annual Meeting of Stockholders. Each annual grant will vest on August 15th of the calendar year following the year in which such annual grant is made, subject to the non-employee director’s continued service through such date.

Additionally, notwithstanding the foregoing vesting schedules, for each non-employee director who provides continued service to the Company until immediately prior to the closing of a “change in control” (as defined in the 2014 Plan), the shares of our common stock subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.

Reimbursement

We also reimburse certain non-employee directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and Board committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	8,598,556	(3)	$13.20	(4)	7,920,796	(5)(6)(7)
Equity Compensation Plans not Approved by Security Holders	—		—		—
Total	8,598,556		$13.20		7,920,796

(1)	Excludes purchase rights currently outstanding under the ESPP.
(2)	Excludes RSU awards because they have no exercise price.
(3)	The number in this column consists of: (i) 6,330,738 shares to be issued upon the exercise of outstanding options and 449,483 shares to be issued pursuant to the vesting of outstanding RSU awards that were in each case granted under the 2008 Plan and (ii) 719,229 shares to be issued upon the exercise of outstanding options and 1,099,106 shares to be issued pursuant to the vesting of outstanding RSU awards that were in each case granted under the 2014 Plan.
(4)	The weighted average exercise price of outstanding options granted under the 2008 Plan was $11.03 per share. The weighted average exercise price of outstanding options granted under the 2014 Plan was $32.29 per share.
(5)	No shares remain available for future issuance under the 2008 Plan. We ceased granting stock awards under our 2008 Plan when our 2014 Plan became effective on December 11, 2014. However, any outstanding options and RSU awards granted under the 2008 Plan remain outstanding, subject to the terms of the 2008 Plan and stock award agreements, until such outstanding awards are exercised or vest, or until they terminate or expire by their terms.
(6)	As of March 31, 2016, 6,560,777 shares were available for future issuance under the 2014 Plan. Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 15,374,931 shares. Pursuant to the terms of the 2014 Plan, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 5% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the 2014 Plan was increased by 2,355,847 shares, and on April 1, 2016, the number of shares available under the 2014 Plan was increased by 2,499,059 shares.
(7)	As of March 31, 2016, 1,360,019 shares were available for future issuance under the ESPP. Our ESPP became effective on December 11, 2014. Initially, the ESPP authorized the issuance of 1,000,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 500,000 shares of our common stock; (ii) 1% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (iii) such lesser number of shares of Common Stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the ESPP was increased by 471,169 shares, and on April 1, 2016, the number of shares available under the ESPP was increased by 499,811 shares. The maximum aggregate number of shares of our common stock available to be purchased by all participants in the ESPP during any current purchase period is 500,000 shares, or such lesser number of shares as are available for issuance under the ESPP.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements with our Named Executive Officers and directors described in the sections entitled “Executive Compensation” and “Director Compensation” above, we describe below any transactions since April 1, 2015 to which we were or are a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

INVESTOR RIGHTS AGREEMENT

In April 2014, we entered into an Amended and Restated Investor Rights Agreement, which we refer to as our investor rights agreement, with certain holders of our then-outstanding convertible preferred stock, including entities affiliated with each of Benchmark Capital Partners and Trinity Ventures, which our directors Peter Fenton and Dan Scholnick, respectively, are affiliated. Such holders party to our investor rights agreement, as well as certain affiliates and transferees therefrom, have rights, subject to certain conditions, to require us to file registration statements covering shares or to include shares in registration statements that we may file for ourselves or our stockholders.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, executive officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were presented, considered, and approved or ratified by our Board or the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are New Relic stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105, or contact our Corporate Secretary at (650) 777-7600.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robin Schulman

Robin Schulman

Vice President, General Counsel, and Corporate Secretary

July 1, 2016

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 is available without charge upon written request to: Corporate Secretary, New Relic, Inc., 188 Spear Street, Suite 1200, San Francisco, California 94105.

NEW RELIC, INC. 188 SPEAR STREET, SUITE 1200 SAN FRANCISCO, CA 94105

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E11874-P80717	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEW RELIC, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Dan Scholnick
	02)	James Tolonen

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote in favor of every “One Year” for the following proposal:		One Year	Two Years	Three Years	Abstain

2.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

3.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the company for its fiscal year ending March 31, 2017.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

In the event of a change of address, please check this box and write the new address on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K and the Notice and Proxy Statement for the 2016 Annual Meeting are available at www.proxyvote.com.

E11875-P80717

NEW RELIC, INC.

Annual Meeting of Stockholders

August 16, 2016 9:00 AM

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of New Relic, Inc. hereby acknowledges receipt of the Annual Report on Form 10-K and the Notice and Proxy Statement for the 2016 Annual Meeting and hereby appoints Lewis Cirne and Mark Sachleben, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of New Relic, Inc. to be held on Tuesday, August 16, 2016 at 9:00 a.m. local time at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES DEEM ADVISABLE.

Address Change:

(If you noted an address change above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side